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                                  EXHIBIT 11.1
                             ADFLEX SOLUTIONS, INC.

        EXHIBIT       (11.1) - COMPUTATION OF NET INCOME (LOSS) PER SHARE
                               (in thousands, except per share amounts)

                                                Three Months Ended    Six Months Ended
                                                      June 30,            June 30,
                                                 -----------------    ----------------
                                                  1996       1995      1996      1995
                                                 ------     ------    ------    ------
Net income (loss)                                $ (660)    $2,526    $  179    $4,732
                                                 ======     ======    ======    ======
WEIGHTED AVERAGE SHARES:
   Common shares outstanding                      8,579      6,946     8,555     6,781
   Common equivalent shares representing
       shares issuable upon exercise of stock
       options (1)                                   --        266        64       359
                                                 ------     ------    ------    ------
           Total weighted average shares -
              primary                             8,579      7,212     8,619     7,140
                                                 ======     ======    ======    ======
           Total weighted average shares -
              fully diluted                       8,579      7,212     8,619     7,140
                                                 ======     ======    ======    ======
Primary net income (loss) per common and
   common equivalent share                       $ (.08)    $  .35    $  .02    $  .66
                                                 ======     ======    ======    ======
Fully diluted net income(loss) per common
   and common equivalent share                   $ (.08)    $  .35    $  .02    $  .66
                                                 ======     ======    ======    ======

- ---------------
(1) Amount calculated using the treasury stock method and fair market values for stock.